August 22, 2023	Exhibit 5.1

NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

RE: Post-Effective Amendment No.1 on Form S-1 to Registration Statements on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of the Province of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned Post-Effective Amendment No.1 on Form S-1 to registration statements on Form S-3 (the “Post-Effective Amendment No.1”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the following securities of the Company, including common shares in the capital of the Company (the “Common Shares”) and Common Share purchase warrants:

(a)	the registration and issuance of up to an aggregate of 17,519,864 Common Shares (the “NioCorp Assumed Shares”), which may be issued by the Company pursuant to the exercise of 15,666,626 Common Share purchase warrants (the “NioCorp Assumed Warrants”) governed by a warrant agreement dated March 17, 2021 between GX Acquisition Corp. II (“GX”) and Continental Stock Transfer & Trust Company (“Continental Trust”), as amended, supplemented or otherwise modified by an assignment, assumption and amendment agreement dated March 17, 2023 by and among GX, Continental Trust, Computershare Inc. and its affiliate, Computershare Trust Company, N.A. (the “Warrant Agent” and, together with Computershare Inc., “Computershare”) and the Company (as amended, the “NioCorp Warrant Agreement”),

(b)	the resale or other distribution from time to time by certain selling security holders described therein (collectively, the “Selling Shareholders” and each, a “Selling Shareholder”) of:

i.	up to 5,035,293 Common Shares (the “Debenture Shares”) issuable upon conversion of up to US$10,000,000 aggregate principal amount of, plus accrued interest on, an unsecured convertible debenture of the Company (the “Convertible Debenture”), which, together with the Financing Warrants (as defined below), were issued to YA PN II, Ltd. (“YA PN”) on March 17, 2023 and, in the case of the Convertible Debenture, in the original aggregate principal amount of US$16,000,000, pursuant to a securities purchase agreement dated January 26, 2023 between the Company and YA PN, as amended by Amendment No. 1 dated February 24, 2023 between the Company and YA PN (as amended, the “Securities Purchase Agreement”), for total cash consideration to the Company of US$15,360,000;

ii.	up to 1,789,267 Common Shares (the “Financing Warrant Shares”) issuable to YA PN upon exercise of Common Share purchase warrants (the “Financing Warrants”), with such Financing Warrants (A) exercisable at the Exercise Price (as defined in the form of certificate representing the Financing Warrants attached as Exhibit B to the Securities Purchase Agreement (the “Form of Financing Warrant”) and (B) expiring on the applicable Termination Date (as defined in the Form of Financing Warrant), pursuant to the Securities Purchase Agreement;

iii.	up to 487,701 Common Shares (the “Private Placement Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “Private Placement Warrants”), each exercisable at a price per Private Placement Warrant Share of C$11.00, expiring June 30, 2024, which were issued to certain Selling Shareholders in connection with the Company’s June 2022 non-brokered private placement (the “June 2022 Private Placement”) of units of the Company comprised of one Common Share and one Private Placement Warrant;

iv.	up to 6,510 Common Shares (the “Finder Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “Finder Warrants”), exercisable at a price per Finder Warrant Share of C$11.00, expiring June 30, 2024, which were issued to certain Selling Shareholders as part of a finder’s fee in connection with the June 2022 Private Placement;

v.	up to 7,957,404 Common Shares (the “Exchanged Common Shares”) issuable upon the exchange of an aggregate of up to 7,957,404 shares of Class B common stock of Elk Creek Resources Corp. (the “ECRC Class B Stock”) pursuant to an exchange agreement dated March 17, 2023 by and among Elk Creek Resources Corp., GX Sponsor II LLC (“GX Sponsor”) and the Company (the “Exchange Agreement”), the business combination agreement dated September 25, 2022 by and among the Company, GX and Big Red Merger Sub Ltd (the “Business Combination Agreement”) and the sponsor support agreement dated September 25, 2022 by and among GX Sponsor, GX, the Company and the other parties thereto (the “Support Agreement”, and together with the Exchange Agreement and the Business Combination Agreement, the “Exchange Documents”);

vi.	up to 855,800 Common Shares (the “Lind Warrant Shares”) issuable upon exercise of 855,800 Common Share purchase warrants (the “Lind Warrants”), exercisable at a price per Lind Warrant Share of C$9.70, expiring February 19, 2025, which were issued to Lind Global Asset Management III, LLC (“Lind”) in connection with Lind’s funding of US$10,000,000 under a convertible security issued to Lind pursuant to a convertible security funding agreement dated February 16, 2021, as amended, between the Company and Lind.

vii.	up to 5,666,667 NioCorp Assumed Warrants (the “Sponsor Warrants”) governed by the NioCorp Warrant Agreement, issued to GX Sponsor and subsequently distributed by GX Sponsor to certain other Selling Shareholders, and up to 6,336,981 Common Shares issuable upon exercise thereof (the “Sponsor Warrant Shares”);

viii.	100,000 Common Shares (the “February 2013 Option Shares”) issued upon exercise of options to purchase Common Shares at a price per February 2013 Option Share of C$1.50, issued to certain Selling Shareholders in connection with the grant of options by the board of directors of the Company (the “Board”) on February 25, 2013;

ix.	100,000 Common Shares (the “January 2014 Option Shares”) issued upon exercise of options to purchase Common Shares at a price per Common Share of C$1.70, issued to certain Selling Shareholders in connection with the grant of options by the Board on January 10, 2014;

x.	13,000 Common Shares (the “May 2014 Option Shares”) issued upon exercise of options to purchase Common Shares at a price per Common Share of C$5.00, issued to certain Selling Shareholders in connection with the grant of options by the Board on May 9, 2014;

xi.	50,000 Common Shares (the “July 2014 Option Shares”) issued upon exercise of options to purchase Common Shares at a price per Common Share of C$6.50, issued to certain Selling Shareholders in connection with the grant of options by the Board on July 24, 2014;

xii.	680,000 Common Shares (the “October 2013 Shares”) issued to certain Selling Shareholders in connection with a brokered private placement;

xiii.	415,948 Common Shares (the “November 2014 Shares”) issued to certain Selling Shareholders in connection with a private placement (the “November 2014 Private Placement”);

xiv.	74,798 Common Shares (the “November 2014 Warrant Shares”) issued upon exercise of Common Share purchase warrants at a price per November 2014 Warrant Share of C$6.50, issued to certain Selling Shareholders in connection with the November 2014 Private Placement;

xv.	288,248 Common Shares (the “March 2014 Shares”) issued to certain Selling Shareholders in connection with a non-brokered private placement;

xvi.	11,500 Common Shares (the “January 2016 Shares”) issued to certain Selling Shareholders in connection with a non-brokered private placement (the “January 2016 Private Placement”); and

xvii.	11,500 Common Shares (the “January 2016 Warrant Shares”) issued upon exercise Common Share purchase warrants at a price per January 2016 Warrant Share of C$7.50, issued to certain Selling Shareholders in connection with the January 2016 Private Placement;

(collectively, the February 2013 Option Shares, the January 2014 Option Shares, the May 2014 Option Shares, the July 2014 Option Shares, the October 2013 Shares, the November 2014 Shares, November 2014 Warrant Shares, the March 2014 Shares, the January 2016 Shares and the January 2016 Warrant Shares, the “Registered Common Shares”).

In connection with the preparation of the Post-Effective Amendment No.1 and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated August 22, 2023 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company (the “Certificate of Good Standing”);
(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;
(d)	the Securities Purchase Agreement;
(e)	the form of certificate representing the Convertible Debenture;
(f)	the Form of Financing Warrant;
(g)	the form of certificate representing the Private Placement Warrants;
(h)	the form of certificate representing the Finders Warrants;
(i)	the form of certificate representing the Lind Warrants;

(j)	the NioCorp Warrant Agreement;
(k)	the Exchange Documents; and
(l)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents;
(b)	that the covenants, acknowledgements, representations and warranties of Computershare, as Warrant Agent, set forth in the NioCorp Warrant Agreement are true and accurate in all material respects;
(c)	that each of the parties (other than the Company) executing any of the Documents has, to the extent applicable, duly and validly executed and delivered each of the Documents to which such party is a signatory and such parties had the capacity to do so and to perform their obligations thereunder, and such Documents or agreements constitute legal, valid and binding obligations of all parties thereto (other than the Company) and are enforceable in accordance with their respective terms against all parties thereto (other than the Company), subject to the qualifications on enforceability referred to herein; and
(d)	to the extent any party to any of the Exchange Documents and the NioCorp Warrant Agreement has executed or delivered any of the Exchange Documents or the NioCorp Warrant Agreement to which it is a party outside the Province of British Columbia, such party has done so in compliance with the formal requirements of the laws of the jurisdiction in which such document has been executed.

We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Whenever our opinion refers to shares of the Company as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for such shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We are solicitors qualified to practice law in the Provinces of British Columbia, Alberta and Ontario (collectively, the "Provinces"). We express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein and we express no opinion as to any laws, or any matter governed by any laws, of any other jurisdiction, in which we express an opinion on the laws of each of the Provinces and the federal laws of Canada applicable therein. We express no opinion with respect to the provisions of the Personal Information Protection and Electronic Documents Act (Canada) or any other privacy laws of the Provinces.

In giving the opinion in paragraph 1 (as such opinion pertains to the incorporation and existence of the Company), we have relied solely upon the Certificate of Good Standing.

The opinions expressed in paragraph 8 and 9 are based on the assumption that the NioCorp Warrant Agreement has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and that it constitutes a legal, valid and binding obligation of each of the parties thereto enforceable against each such party in accordance with its terms, and our opinions are subject to the additional qualifications that:

(a)	a court has statutory and inherent powers to grant relief from forfeiture, to stay execution of proceedings before it and to stay execution on judgments;
(b)	the enforceability of a waiver of the right to a jury trial in a civil action is subject to the discretion of a judge not to strike a jury notice;
(c)	a judgment of a court in British Columbia will be given only in Canadian currency and, pursuant to the Foreign Money Claims Act (British Columbia), where the court considers that the person in whose favour the order will be made will be most truly and exactly compensated if all or part of the money payable under the order is measured in a currency other than the currency of Canada, the court must order that the money payable under an order will be that amount of Canadian currency that is necessary to purchase the equivalent amount of a foreign currency at a chartered bank located in the Province of British Columbia at the close of business on the conversion date, being the last day before the day on which a payment under the order is made by the judgment debtor to the judgment creditor that said chartered bank quotes a Canadian dollar equivalent to the other currency; and
(d)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Company has been duly incorporated and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation.

2.	The Debenture Shares issuable upon conversion of the Convertible Debenture will be, when issued in accordance with the terms of the Convertible Debenture, validly issued, fully paid and non-assessable.

3.	The Financing Warrant Shares issuable upon exercise of the Financing Warrants will be, when issued upon exercise of the Financing Warrants in accordance with the terms thereof, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

4.	The Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants will be, when issued upon exercise of the Private Placement Warrants in accordance with the terms thereof, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

5.	The Finder Warrant Shares issuable upon exercise of the Finder Warrants will be, when issued upon exercise of the Finder Warrants in accordance with the terms thereof, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

6.	The Exchanged Common Shares issuable upon the exchange of the ECRC Class B Stock will be, when issued in accordance with the Exchange Documents, validly issued, fully paid and non-assessable.

7.	The Lind Warrant Shares issuable upon exercise of the Lind Warrants will be, when issued upon exercise of the Lind Warrants in accordance with the terms thereof, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

8.	The NioCorp Warrant Agreement has been duly and validly authorized, executed and delivered by the Company (to the extent that execution and delivery are governed by the laws of the Province of British Columbia).

9.	The Sponsor Warrants are validly created and issued securities of the Company.

10.	The Sponsor Warrant Shares issuable upon exercise of the Sponsor Warrants will be, when issued upon exercise of the Sponsor Warrants in accordance with the terms thereof and the NioCorp Warrant Agreement, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

11.	The Registered Common Shares have been duly and validly issued as fully paid and non-assessable.

12.	The NioCorp Assumed Shares issuable upon exercise of the NioCorp Assumed Warrants will be, when issued upon exercise of the NioCorp Assumed Warrants in accordance with the terms thereof and the NioCorp Warrant Agreement, including receipt of the exercise price therefor, validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof and based on legislation and regulations in effect on the date hereof, and we assume no obligation to revise, supplement or amend such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment No.1 and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Post-Effective Amendment No.1. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP